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                                                                       EXHIBIT p

[AIM LETTERHEAD]


May 21, 2002


Board of Trustees
AIM Select Real Estate Income Fund
11 Greenway Plaza, Suite 100
Houston, Texas 77046-1173

Re:      Initial Capital Investment in AIM Select Real Estate Income Fund

Ladies and Gentlemen:

         AIM Select Real Estate Income Fund (the "Trust") has been organized as a Delaware business trust. It currently has one series portfolio, also known as AIM Select Real Estate Income Fund (the "Fund"). The Trustees of the Trust initially have designated one class of shares for the Fund, common shares. We hereby agree to purchase common shares of the Fund to provide the initial capitalization of the Fund, upon the terms and conditions set forth below.

         We shall purchase 7,000 common shares of the Fund, at a purchase price of $14.325 per share, for a total purchase price of $100,275. We understand that the initial net asset value per common share for the Fund will be $14.325, and that this amount reflects a public offering price of $15.00 per share, less an initial sales load paid to the underwriters in the amount of $0.675.

         We hereby acknowledge that these shares are being purchased in a private placement transaction that is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 4(2) of the Securities Act. We represent that the Trust has made available to us all information necessary for us to make our investment decision. We further represent that (i) we are purchasing these shares solely for our own account and solely for investment purposes without any intent of distributing or reselling the shares, and (ii) any disposition of the shares will be made in accordance with the Securities Act, and the rules and regulations thereunder, including without limitation Rule 144.

                                            Sincerely yours,

                                            A I M ADVISORS, INC.


                                            By: /s/ ROBERT H. GRAHAM
                                                --------------------------------
                                                Robert H. Graham
                                                President
cc:      Mark Gregson
         David Hessel
         Gary Trappe